Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports First Quarter Revenues of $716 Million, EPS of $0.28, Confirms 2008 EPS Guidance

(Cincinnati; April 29, 2008)—Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the first quarter of 2008.

First Quarter Highlights

•	Reports revenue and EPS results ahead of expectations: revenue of $716.4 million, GAAP EPS of $0.28

•	Information Management operating margin of 18.1 percent reflects strong execution and double-digit revenue growth with international clients

•	HR Management revenue and operating loss improved sequentially and year-over-year and implementations remained on schedule

•	Appointed new leadership for Customer Management and consolidated the North American business unit under one executive

•	Purchased 4.2 million shares in the quarter

•	Confirms 2008 guidance of revenues of $2.85 to $3.0 billion and GAAP earnings of $1.31 to $1.36, per diluted share

“We delivered ahead of expectations in the first quarter supported by strong execution in Information Management,” said Dave Dougherty, president and CEO of Convergys. “Demand remains strong for Customer Management services, and we’re continuing to convert a robust pipeline and build out the organization and facilities to support the anticipated strong growth in the second half. In a difficult environment, we remain on a path to deliver record revenues and EPS again in 2008.”

First Quarter Performance

Revenues – Revenues were $716.4 million in the first quarter of 2008 compared with $719.9 million in the same period last year. Growth in revenues from HR Management and Customer Management largely offset an anticipated decline in Information Management.

Operating Income – Operating income in the first quarter of 2008 was $38.9 million compared to $65.2 million in the same period a year ago. Operating income was impacted by charges including $14.1 million for restructuring to better align our cost structure to business needs and $7.1 million in costs related to retirement benefit plans, partially offset by a gain of $2.9 million from the sale of assets and recovery of prior period costs.

Tax Rate – The effective tax rate was 12.0 percent compared to 32.5 percent in the same period last year. The lower tax rate for the first quarter of 2008 was due to an $8.2 million favorable impact from resolution of tax audits during the quarter.

Net Income – Net income was $35.9 million, or $0.28 per diluted share, compared to $43.6 million, or $0.31 per diluted share, in the same period a year ago. These results include the $14.1 million restructuring charge, $7.1 million retirement-related expense, $8.2 million tax benefit, and $2.9 million gain mentioned above. The net impact of these items on earnings in the first quarter was a negative $0.03 per diluted share.

Cash Flow – Cash flow from operating activities was $25.5 million in the first quarter. Free cash flow of $6.6 million reflects the impact from an increase in deferred charges, net of amortization and implementation revenue received in the quarter, of $22.0 million, and the timing of contracted project payments in Information Management.

Share Repurchase – Convergys continued an aggressive share repurchase, buying an additional 4.2 million shares during the quarter at a cost of $61.8 million. At March 31, 2008, 10.6 million shares remain authorized for repurchase.

Customer Management Segment – Customer Management revenues increased to $476.0 million compared to $469.0 million in the same period last year. Customer Management operating income was $21.9 million compared to $56.3 million in the same period last year. The impact of revenue growth and cost saving initiatives was offset by increased labor costs, a restructuring charge, and capacity expansion costs incurred to support anticipated future revenue growth. Results include a $5.4 million restructuring charge and approximately $5 million of additional expense due to the weakened US dollar.

Information Management Segment – Information Management revenues were $163.2 million compared to $185.9 million in the same period last year. Growth in international operations partially offset the anticipated declines from North American client migrations. Operating income increased to $29.5 million compared to $25.3 million in the same period last year. Operating margin was 18.1 percent in the quarter and 13.6 percent in the same period last year. This significant improvement resulted from operational efficiencies and cost controls. Results include a $6.9 million restructuring charge.

HR Management Segment – HR Management revenues increased to $77.2 million compared to $65.0 million in the same period last year. The increase in revenue was due to the Starbucks contract termination payment. The HR Management operating loss of $4.9 million improved 34 percent compared to the prior year. This improvement is largely due to a gain on the sale of assets and recovery of prior period costs partially offset by a $1.8 million restructuring charge.

Long-Term Compensation – Convergys incurred $4.5 million in long-term compensation expenses in the first quarter compared to $8.5 million in the same period last year. This decline largely reflects the impact of recent share price performance and Convergys’ pay-for-performance policy.

Forward Financial Guidance

Based on first quarter performance and continued progress converting a robust pipeline, our revenue and EPS guidance for the full year is unchanged. These expectations include:

•	2008 revenue of $2.85 to $3.0 billion and GAAP earnings of $1.31 to $1.36, per diluted share.

•

Customer Management growth acceleration and profitability improvement in the second half of 2008 yielding $2.0 to $2.1 billion revenue with operating margins improving above 10 percent by the end of the year.

•	Information Management revenues of about $625 million with greater than 15 percent operating income margin.

•	Modest growth in HR management with a significant reduction in the operating loss in the second half of 2008 yielding $260 to $270 million revenue with an operating loss of less than $15 million.

•	Strong free cash flow approximately equal to net income.

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of April 29, 2008. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2007, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements. The company now refers to the Customer Care business segment as Customer Management and the Employee Care business segment as HR Management.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Tuesday, April 29, 2008, at 10:00 AM, EDT, to discuss the company’s first quarter results. It will feature Dave Dougherty, President and CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For 25 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 85 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Investor Contact:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income (Unaudited)

	For the Three Months
	Ended Mar. 31,		%
(In millions except per share amounts)	2008	2007	Change
Revenues	$716.4	$719.9	(0)
Costs and Expenses:
Cost of Providing Services and Products Sold	472.0	458.8	3
Selling, General and Administrative	150.2	144.7	4
Research and Development Costs	10.6	19.1	(45)
Depreciation	28.7	29.9	(4)
Amortization	1.9	2.2	(14)
Restructuring Charges	14.1	0.0	NA

Total Costs and Expenses	677.5	654.7	3

Operating Income	38.9	65.2	(40)
Equity in Earnings of Cellular Partnerships	6.8	2.0	—
Other Income (Expense), net	(1.1)	2.2	NA
Interest Expense	(3.8)	(4.8)	(21)

Income Before Income Taxes	40.8	64.6	(37)
Income Taxes	4.9	21.0	(77)

Net Income	$35.9	$43.6	(18)

Earnings Per Common Share
Basic	$0.28	$0.32	(13)

Diluted	$0.28	$0.31	(10)

Weighted Average Common Shares Outstanding
Basic	126.9	136.6
Diluted	129.2	140.7
Market Price Per Share
High	$16.60	$27.18
Low	$13.66	$23.84
Close	$15.06	$25.41

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Mar. 31, 2008.

Convergys Corporation

Consolidated Balance Sheets

	(Unaudited)
	Mar. 31,	Dec. 31,
(In millions)	2008	2007
Assets
Cash and Cash Equivalents	$80.0	$120.3
Receivables—Net	567.7	557.7
Other Current Assets	175.8	183.6
Property and Equipment—Net	347.5	364.4
Other Assets	1,372.5	1,338.2

Total Assets	$2,543.5	$2,564.2

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$3.9	$0.6
Other Current Liabilities	420.5	426.3
Other Liabilities	396.2	356.3
Long-Term Debt	255.6	259.3
Common Shareholders’ Equity	1,467.3	1,521.7

Total Liabilities and Shareholders’ Equity	$2,543.5	$2,564.2

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months
	Ended Mar. 31,
(In millions)	2008		2007
Cash provided by operating activities	$25.5		$65.2
Cash used in investing activities	(11.0	) (a)	(23.8	) (a)
Cash used in financing activities	(54.8)		(30.1)

Net increase (decrease) in cash	($40.3)		$11.3

(a)	Includes $18.9 and $24.0 of capital expenditures, net, for the three months ended March 31, 2008 and 2007, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months
	Ended Mar. 31,		%
(In millions)	2008	2007	Change
Revenues:
Customer Management	$476.0	$469.0	1
Information Management	163.2	185.9	(12)
HR Management	77.2	65.0	19

Total	$716.4	$719.9	(0)

Operating Income (Loss):
Customer Management	$21.9	$56.3	(61)
Information Management	29.5	25.3	17
HR Management	(4.9)	(7.4)	(34)
Corporate and Other	(7.6)	(9.0)	(16)

Total	$38.9	$65.2	(40)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Mar. 31, 2008.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months
	Ended Mar. 31,
(In millions)	2008	2007
Cash provided by operating activities	$25.5	$65.2
Capital expenditures, net	(18.9)	(24.0)

Free cash flow (a non-GAAP measure)	$6.6	$41.2

Free cash flow—Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.